Exhibit 107
CALCULATION OF FILING FEE TABLE
Form S-1
(Form Type)

Freenome, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Notes	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Common Stock, par value $0.0001 per share	Rule 457(c)	(1)	75,188,742	$11.645	$875,572,900.59	0.00013810	$120,916.62
	Total Offering Amounts						$875,572,900.59		$120,916.62
	Total Fees Previously Paid								—
	Total Fee Offsets								—
	Net Fee Due								$120,916.62

(1)
Pursuant to Rule 416 under the Securities Act of 1933, as amended, this registration statement also covers such an indeterminate amount of shares of common stock, par value $0.0001 per share (“Common Stock”) of Freenome, Inc. (the “Company”) as may become issuable to prevent dilution resulting from stock splits, stock dividends and similar events.

Consists of (i) up to 24,000,000 shares of Common Stock issued in a private placement pursuant to subscription agreements entered into on December 5, 2025, (ii) up to 2,442,500 shares of Common Stock issued to the Sponsor and certain initial shareholders of PCSC in connection with the Business Combination (as defined below), (iii) up to 35,293,508 shares of Common Stock issued to certain equity holders of Freenome Holdings, Inc. pursuant to the Business Combination, (iv) up to 2,756,315 shares of Common Stock issuable upon exercise of stock options at exercise prices ranging from $0.43 to $18.24 per share held by certain Selling Securityholders who are former employees of Freenome Holdings, (v) up to 2,332,119 shares of Common Stock issuable upon exercise of stock options at exercise prices ranging from $2.83 to $14.00 per share held by certain Selling Securityholders, issued to certain equity holders of Freenome Holdings in connection with the Business Combination, (vi) up to 1,889,681 shares of Common Stock issuable upon vesting and settlement of restricted stock units held by certain Selling Securityholders, issued to certain equity holders of Freenome Holdings in connection with the Business Combination, (vii) 6,460,616 shares of Common Stock issued to Roche pursuant to conversion of the Roche Convertible Note upon the closing of the Business Combination, and (viii) up to 14,003 shares of Common Stock that may be issued upon exercise of the Private Warrant. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Registration Statement on Form S-1.

Calculated pursuant to Rule 457(c), solely for the purpose of computing the amount of the registration fee, on the basis of the average of the high and low prices of the Company’s Common Stock quoted on The Nasdaq Global Market on August 13, 2026.